Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 - FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel,
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FIRST QUARTER RESULTS

First Quarter Highlights

●	Net income of $1.6 million, up $0.2 million, compared to net income of $1.4 million for first quarter of 2018
●	Diluted earnings per share of $0.35, up $0.06, from $0.29 for first quarter of 2018
●	Net interest income of $7.0 million, up $0.3 million, from $6.7 million for first quarter of 2018
●	Non-performing assets of $3.0 million, or 0.41% of total assets

Net Income Summary	Three Months Ended
	March 31,
(Dollars in thousands, except per share amounts)	2019	2018
Net income	$1,620	1,445
Diluted earnings per share	0.35	0.29
Return on average assets (annualized)	0.91%	0.82%
Return on average equity (annualized)	7.67%	7.07%
Book value per share	$17.63	18.22

ROCHESTER, MINNESOTA, April 18, 2019 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $723 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.6 million for the first quarter of 2019, an increase of $0.2 million compared to net income of $1.4 million for the first quarter of 2018. Diluted earnings per share for the first quarter of 2019 was $0.35, an increase of $0.06 from diluted earnings per share of $0.29 for the first quarter of 2018. The increase in net income between the periods was due primarily to the $0.3 million increase in net interest income that was partially offset by a $0.1 million increase in the provision for loan losses. Net interest income increased primarily because of the higher interest amounts earned on loans and cash balances as a result of the increase in the federal funds rate between the periods. The provision for loan losses increased between the periods primarily because of an increase in loan growth that was partially offset by the overall improved credit quality of the loan portfolio.

President’s Statement

“We continue to be encouraged by the growth of our loan portfolio and the related increase in net interest income,” said Home Federal Savings Bank President and Chief Executive Officer, Bradley Krehbiel. “We intend to continue to focus our efforts on improving the Bank’s core operating results by prudently growing the asset size of the Bank while maintaining the credit quality of our loan portfolio.”

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First Quarter Results

Net Interest Income

Net interest income was $7.0 million for the first quarter of 2019, an increase of $0.3 million, or 5.3%, compared to $6.7 million for the first quarter of 2018. Interest income was $7.7 million for the first quarter of 2019, an increase of $0.5 million, or 8.0%, from $7.2 million for the first quarter of 2018. Interest income increased primarily because of the higher interest amounts earned on loans and cash balances as a result of the increase in the federal funds rate between the periods and a $7.5 million increase in the average interest-earning assets held between the periods. The average yield earned on interest-earning assets was 4.52% for the first quarter of 2019, an increase of 29 basis points from 4.23% for the first quarter of 2018.

Interest expense was $0.7 million for the first quarter of 2019, an increase of $0.2 million, or 46.8%, compared to $0.5 million for the first quarter of 2018. The average interest rate paid on non-interest and interest-bearing liabilities was 0.45% for the first quarter of 2019, an increase of 14 basis points from 0.31% for the first quarter of 2018. The increase in the interest paid on non-interest and interest-bearing liabilities was primarily because of the increase in the federal funds rate between the periods which increased the cost of deposits and a $6.2 million increase in the average non-interest and interest-bearing liabilities held between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the first quarter of 2019 was 4.11%, an increase of 16 basis points, compared to 3.95% for the first quarter of 2018. The increase in the net interest margin is primarily related to the increase in interest income as a result of the increase in the federal funds rate between the periods.

A summary of the Company’s net interest margin for the three-month periods ended March 31, 2019 and 2018 is as follows:

	For the three-month period ended
	March 31, 2019			March 31, 2018
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$78,794	338	1.74%	$78,274	314	1.63%
Loans held for sale	1,187	12	4.17	1,063	11	4.38
Mortgage loans, net	115,854	1,261	4.41	113,612	1,122	4.00
Commercial loans, net	400,905	5,060	5.12	400,488	4,768	4.83
Consumer loans, net	72,572	935	5.22	72,390	877	4.91
Other	25,008	126	2.04	20,958	66	1.28
Total interest-earning assets	694,320	7,732	4.52	686,785	7,158	4.23

Interest-bearing liabilities:
Checking	97,692	24	0.10	94,472	10	0.04
Savings	78,496	15	0.08	77,174	15	0.08
Money market	181,570	270	0.60	185,585	186	0.41
Certificates	114,196	381	1.35	111,702	257	0.93
Advances and other borrowings	0	0	0.00	569	2	1.71
Total interest-bearing liabilities	471,954			469,502
Non-interest checking	156,454			153,266
Other non-interest bearing liabilities	2,062			1,541
Total interest-bearing liabilities and non-interest bearing deposits	$630,470	690	0.45	$624,309	470	0.31
Net interest income		$7,042			$6,688
Net interest rate spread			4.07%			3.92%
Net interest margin			4.11%			3.95%

Provision for Loan Losses

The provision for loan losses was $27,000 for the first quarter of 2019, an increase of $0.1 million compared to ($0.1) million for the first quarter of 2018. The provision for loan losses increased between the periods primarily because of the increased loan growth that was experienced in the first quarter of 2019 when compared to the first quarter of 2018. The increase in the provision related to loan growth in the first quarter of 2019 was partially offset by a reduction in the required reserves due to the improved credit quality of the loan portfolio. Total non-performing assets were $3.0 million at March 31, 2019, a decrease of $0.1 million, or 4.1%, from $3.1 million at December 31, 2018. Non-performing loans decreased $157,000 and foreclosed and repossessed assets increased $30,000 during the first quarter of 2019.

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A reconciliation of the Company’s allowance for loan losses for the first quarters of 2019 and 2018 is as follows:

(Dollars in thousands)	2019	2018

Balance at January 1,	$8,686	9,311
Provision	27	(125)
Charge offs:
Consumer	(39)	(68)
Single family	0	(24)
Commercial business	(43)	0
Recoveries	42	35
Balance at March 31,	$8,673	9,129

General allowance	$7,854	8,181
Specific allowance	819	948
	$8,673	9,129

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2019	2018
Non-performing loans:
Single family	$751	$730
Commercial real estate	1,275	1,311
Consumer	283	489
Commercial business	212	148
Total	2,521	2,678

Foreclosed and repossessed assets:
Single family real estate	$30	0
Commercial real estate	414	414
Total non-performing assets	$2,965	$3,092
Total as a percentage of total assets	0.41%	0.43%
Total non-performing loans	$2,521	$2,678
Total as a percentage of total loans receivable, net	0.42%	0.46%
Allowance for loan losses to non-performing loans	343.90%	324.27%

Delinquency data:
Delinquencies (1)
30+ days	$1,554	$1,453
90+ days	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.25%	0.24%
90+ days	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $1.7 million for the first quarter of 2019, a decrease of $0.1 million, or 4.8%, from $1.8 million for the first quarter of 2018. Fees and service charges decreased $0.1 million between the periods due primarily to a decrease in debit card and overdraft fees. Gain on sales of loans decreased $0.1 million between the periods primarily because of a decrease in the gains recognized on the sale of commercial government guaranteed loans due to a decrease in originations and sales. These decreases in non-interest income were partially offset by a slight increase in other income related to the increase in the fees earned on the sales of uninsured investment products between the periods and a slight increase in loan servicing fees earned on single family loans that were serviced for others.

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    Non-interest expense was $6.4 million for the first quarter of 2019, a decrease of $0.2 million, or 1.6%, from $6.6 million for the first quarter of 2018. Other non-interest expenses decreased $0.2 million due primarily to a decrease in the losses incurred on deposit accounts between the periods. Occupancy and equipment expense decreased slightly between the periods due to a decrease in non-capitalized equipment purchases. These decreases in non-interest expense were partially offset by a $0.1 million increase in compensation and benefits expense due to annual salary increases and a slight increase in professional services expense due to an increase in legal expenses. Income tax expense was $0.6 million for both the first quarter of 2019 and the first quarter of 2018.

Return on Assets and Equity

Return on average assets (annualized) for the first quarter of 2019 was 0.91%, compared to 0.82% for the first quarter of 2018. Return on average equity (annualized) was 7.67% for the first quarter of 2019, compared to 7.07% for the first quarter of 2018. Book value per common share at March 31, 2019 was $17.63, compared to $18.22 at March 31, 2018. The decrease in the book value per common share between the periods is primarily related to the exercise and repurchase of outstanding warrants in the third and fourth quarters of 2018. These warrant transactions resulted in the Company issuing 319,651 shares of common stock for warrants that were exercised and paying $6.5 million in cash to repurchase the remaining warrants that were not exercised.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates thirteen full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), La Crescent, Owatonna, Rochester (4), Spring Valley and Winona and one full service office in Marshalltown, Iowa. The Bank also operates two loan origination offices located in Sartell, Minnesota and Delafield, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

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A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB); technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Form 10-K with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2019	2018
	(unaudited)
Assets
Cash and cash equivalents	$15,121	20,709
Securities available for sale:
Mortgage-backed and related securities (amortized cost $7,748 and $8,159)	7,743	8,023
Other marketable securities (amortized cost $73,035 and $73,343)	72,189	71,957
	79,932	79,980

Loans held for sale	3,292	3,444
Loans receivable, net	599,462	586,688
Accrued interest receivable	2,326	2,356
Real estate, net	444	414
Federal Home Loan Bank stock, at cost	853	867
Mortgage servicing rights, net	1,831	1,855
Premises and equipment, net	13,938	9,635
Goodwill	802	802
Core deposit intangible	231	255
Prepaid expenses and other assets	2,059	2,668
Deferred tax asset, net	2,454	2,642
Total assets	$722,745	712,315

Liabilities and Stockholders’ Equity
Deposits	$626,592	623,352
Accrued interest payable	332	346
Customer escrows	2,637	1,448
Accrued expenses and other liabilities	7,834	4,022
Total liabilities	637,395	629,168
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,076	40,090
Retained earnings, subject to certain restrictions	101,374	99,754
Accumulated other comprehensive loss	(612)	(1,096)
Unearned employee stock ownership plan shares	(1,788)	(1,836)
Treasury stock, at cost 4,286,516 and 4,292,838 shares	(53,791)	(53,856)
Total stockholders’ equity	85,350	83,147
Total liabilities and stockholders’ equity	$722,745	712,315

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2019	2018
Interest income:
Loans receivable	$7,268	6,778
Securities available for sale:
Mortgage-backed and related	46	42
Other marketable	292	272
Other	126	66
Total interest income	7,732	7,158

Interest expense:
Deposits	690	468
Advances and other borrowings	0	2
Total interest expense	690	470
Net interest income	7,042	6,688
Provision for loan losses	27	(125)
Net interest income after provision for loan losses	7,015	6,813

Non-interest income:
Fees and service charges	700	766
Loan servicing fees	315	301
Gain on sales of loans	379	444
Other	297	265
Total non-interest income	1,691	1,776

Non-interest expense:
Compensation and benefits	3,910	3,824
Occupancy and equipment	1,060	1,097
Data processing	301	295
Professional services	272	249
Other	903	1,089
Total non-interest expense	6,446	6,554
Income before income tax expense	2,260	2,035
Income tax expense	640	590
Net income	1,620	1,445
Other comprehensive income (loss), net of tax	484	(346)
Comprehensive income available to common shareholders	$2,104	1,099
Basic earnings per share	$0.35	0.34
Diluted earnings per share	$0.35	0.29

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
Selected Financial Data:	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2019	2018
I. OPERATING DATA:
Interest income	$7,732	7,158
Interest expense	690	470
Net interest income	7,042	6,688

II. AVERAGE BALANCES:
Assets (1)	724,330	711,777
Loans receivable, net	589,331	586,490
Securities available for sale (1)	78,794	78,274
Interest-earning assets (1)	694,320	686,785
Interest-bearing liabilities and non-interest bearing deposits	630,470	624,309
Equity (1)	85,623	82,956

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.91%	0.82%
Interest rate spread information:
Average during period	4.07	3.92
End of period	4.15	3.86
Net interest margin	4.11	3.95
Ratio of operating expense to average total assets (annualized)	3.61	3.73
Return on average equity (annualized)	7.67	7.07
Efficiency	73.81	77.43
	March 31,	December 31,	March 31,
	2019	2018	2018
IV. EMPLOYEE DATA:
Number of full time equivalent employees	176	182	184

V. ASSET QUALITY:
Total non-performing assets	$2,965	3,092	3,997
Non-performing assets to total assets	0.41%	0.43%	0.55%
Non-performing loans to total loans receivable, net	0.42	0.46	0.56
Allowance for loan losses	$8,673	8,686	9,129
Allowance for loan losses to total assets	1.20%	1.22%	1.26%
Allowance for loan losses to total loans receivable, net	1.45	1.48	1.54
Allowance for loan losses to non-performing loans	343.90	324.27	276.94

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$17.63	17.19	18.22
	Three Months Ended Mar 31, 2019	Year Ended Dec 31, 2018	Three Months Ended Mar 31, 2018
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.81%	11.67%	11.36%
Average stockholders’ equity to average assets (1)	11.82	11.52	11.65
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	110.13	109.81	110.01
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.06	13.26	12.67
Tier 1 capital leverage ratio	11.27	11.00	10.97
Tier 1 capital ratio	13.06	13.26	12.67
Risk-based capital	14.31	14.52	13.93

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

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